UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 11, 2006

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

333-74794	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

1-905	PPL Electric Utilities Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-0959590

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD
Item 7.01 Regulation FD Disclosure

PJM Billing Dispute

As previously disclosed, PPL Electric Utilities Corporation ("PPL Electric"), Exelon Corporation ("Exelon") and the PJM Interconnection, L.L.C. ("PJM") have been involved in a dispute before the Federal Energy Regulatory Commission ("FERC") regarding an error in PJM’s billing process. Exelon alleged that the error resulted in its subsidiary, PECO Energy, Inc. ("PECO"), being billed by PJM for transmission congestion charges at PPL Electric’s Elroy substation.

In April 2005, the FERC determined that PECO is entitled to reimbursement for the transmission congestion charges that PECO asserts PJM erroneously billed to it at the Elroy substation. The FERC set for additional proceedings before a judge the determination of the amount of the overcharge to PECO and which PJM market participants were undercharged and therefore are responsible for reimbursement to PECO. PPL Electric recognized an after-tax charge of approximately $27 million (or $0.07 per share for PPL Corporation) in the first quarter of 2005 for a loss contingency related to this matter. The pre-tax accrual was approximately $47 million, representing the entire amount of Exelon's claim plus interest through that time.

In September 2005, PPL Electric and Exelon filed a proposed settlement agreement regarding this matter with the FERC. In March 2006, the FERC rejected the settlement agreement indicating that the agreement involved material issues of fact that it could not decide without further information, and ordered the matter to be set for hearing.

In March 2006, PPL Electric and Exelon filed with the FERC a new proposed settlement agreement under which PPL Electric would have paid approximately $41 million, plus interest, over a five-year period to PJM through a new PJM Tariff transmission charge. Pursuant to this proposed agreement, PJM would have forwarded the amounts collected under this new charge to PECO.

On November 9, 2006, the FERC entered an order accepting the parties' March 2006 proposed settlement agreement, upon the condition that PPL Electric agree to certain modifications. The FERC's acceptance was conditioned upon reimbursement of PECO through a single credit to PECO's monthly PJM bill and a corresponding charge on PPL Electric's monthly PJM bill, rather than through a PJM Tariff transmission charge applicable only to PPL Electric. The FERC ordered PPL Electric to advise the FERC within 30 days as to whether it would accept or reject the proposed modifications.

On December 11, 2006, PPL Electric and Exelon filed with the FERC, pursuant to the November 9 order, a modified offer of settlement ("Compliance Filing"). Under the Compliance Filing, which must be approved by the FERC, PPL Electric would make a single payment through its monthly PJM bill of approximately $38 million, plus interest through the date of payment, and PJM would include a single credit for this amount in PECO's monthly PJM bill. Through December 31, 2006, the estimated interest on this payment would be approximately $4 million, for a total PPL Electric payment of approximately $42 million.

PPL Corporation, PPL Electric and PPL Energy Supply, LLC cannot predict if or when the FERC will approve the Compliance Filing.  A portion of the first quarter 2005 charges for this matter may be reversed depending on the outcome and timing of FERC's determination and other factors. Depending on these factors, including the application of the relevant provisions of the energy supply agreements between PPL Electric and PPL EnergyPlus, LLC, PPL Energy Supply, the parent company of PPL EnergyPlus, may incur some or all of the costs associated with this matter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

PPL ENERGY SUPPLY, LLC

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

PPL ELECTRIC UTILITIES CORPORATION

By:	/s/ Matt Simmons Matt Simmons Vice President and Controller

Dated: December 13, 2006